Exhibit 99.1

For Immediate Release

ESMO Recommends Hyperthermia as “Standard Therapy” for Soft Tissue Sarcoma

SALT LAKE CITY, September 23, 2008—BSD Medical Corp. (NASDAQ:BSDM) announced today that the addition of hyperthermia to chemotherapy was recommended as standard therapy for soft tissue sarcoma by the European Society for Medical Oncology (ESMO), the leading European professional medical oncology organization comprising a network of more than 5,000 oncology professionals in over 100 countries.

The use of hyperthermia as standard treatment for soft tissue sarcomas was debated at the 33rd European Society for Medical Oncology (ESMO) Congress, which was held last week in Stockholm, Sweden to determine if the treatment should be approved as standard therapy.  The title of the debate was: “Hyperthermia Has Been Shown to Improve Local Control of Soft Tissue Sarcomas: Should This Now Be Standard Therapy?”

Dr. Rolf D. Issels, University Hospital Medical Center Grosshadern and Helmholtz Zentrum Munchen-German Research Center for Environmental Health, presented the case for approval based on improved clinical outcomes (response and survival) with the use of regional hyperthermia when combined with chemotherapy in the management of locally advanced, high grade soft tissue sarcomas.  The results of an EORTC (European Organization for Research and Treatment of Cancer) sponsored Phase III study involving 341 randomized patients with high risk soft tissue sarcomas had demonstrated an approximate doubling of disease-free survival time for patients who received treatments using the BSD-2000 system to deliver hyperthermia in combination with chemotherapy, surgery and radiation, as compared to those patients who received chemotherapy, surgery and radiation alone.  Dr. Issels pointed out that as of May 2008 the mean follow-up time of the sarcoma study patients was 57 months and that the long-term data continues to demonstrate improved clinical outcomes for tumor response and survival from the addition of hyperthermia.

Dr. Martin Robinson, Cancer Research Centre, Academic Unit of Clinical Oncology, Weston Park Hospital, Sheffield, Great Britain, presented the case against approval.  Dr. Robinson did not oppose the use of hyperthermia, but he pointed out some potential problems that a general adoption of hyperthermia might present as an additional treatment mode for soft tissue sarcoma.

After both speakers had concluded their remarks, the physicians voted electronically regarding the approval of hyperthermia as standard therapy in all European countries (population of 450 million).  The response was overwhelmingly in favor of hyperthermia, with 74 percent of the respondents voting for the adoption of hyperthermia when combined with chemotherapy as standard therapy for the treatment of soft tissue sarcomas.

ESMO constantly strives to address the timely issues that affect the field of oncology. Their objective is to provide evidence-based information and treatment requirements for the field of medical oncology and to establish platforms for the dissemination and sharing of knowledge.  ESMO releases annual updates of its recommendations for treatment of specific tumors and now recommends in the use of hyperthermia as a treatment for high grade soft tissue sarcoma.

BSD Medical applauds the ESMO organization for its multidisciplinary approach to cancer treatment and the common goal we all have to ensure optimal treatment for all cancer patients

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including any projections or expectations of future events, including the prospects for future sales of the cancer therapy systems in China, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.